UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 26, 2022

MusclePharm Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada
(State of Incorporation)

000-53166	77-0664193
(Commission File Number)	(I.R.S. Employer Identification No.)

6728 W. Sunset Rd., Ste. 130, Las Vegas, NV	89118
(Address of Principal Executive Offices)	(Zip Code)

(800) 859-3010
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed by MusclePharm Corporation (the “Company”) in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 22, 2022, the Board of Directors of the Company determined that the Company’s financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 should no longer be relied upon due to errors in such financial statements, and that a restatement of such financial statements is required.

On August 26, 2022, the Company received a letter (the “August Letter”) from Empery Tax Efficient, LP (“Collateral Agent”), pursuant to which Collateral Agent advised the Company of its position that such public disclosure about the non-reliance on, and restatement of, the above referenced financial statements demonstrates a breach of certain representations under Section 3.1(h) of the Amended and Restated Securities Purchase Agreement, dated June 3, 2022 (the “Purchase Agreement”), by and among the Company and the purchasers thereto, including Collateral Agent, Empery Master Onshore, LLC, Empery Debt Opportunity Fund, LP, Empery Tax Efficient, LP and Empery Tax Efficient III, LP (collectively, the “Noteholders”). In the August Letter, Collateral Agent advised further that an event of default under the Original Issue Discount Senior Secured Notes, dated October 13, 2021 (the “October Notes”), and the Original Issue Discount Senior Secured Notes, dated June 10, 2022 (the “June Notes,” and together with the October Notes, the “Notes”), issued by the Company to the Noteholders includes a breach of the representations under the Purchase Agreement referenced above. Collateral Agent further advised the Company in the August Letter that any event of default in one Note would result in a cross-default of the other Notes. In the August Letter, Collateral Agent further notified the Company that the Noteholders reserve their rights under the Notes.

On September 8, 2022, the Company received a separate letter (the “September Letter”) from Collateral Agent, pursuant to which Collateral Agent advised the Company of its position that an event of default under the Notes includes Sabina Rizvi no longer serving as the Company’s Chief Financial Officer and as a member of the Company’s Board of Directors, unless Ms. Rizvi resigns without Good Reason (as defined in the Notes) and the Company replaces Ms. Rizvi with another Chief Financial Officer and member of the Board of Directors, in each case that is not objectionable to Collateral Agent, within forty five (45) days. In the September Letter, Collateral Agent advised further that such forty five (45) day period has expired and Ms. Rizvi has not been replaced with another Chief Financial Officer and member of the Board of Directors that is not objectionable to Collateral Agent. In the September Letter, Collateral Agent further notified the Company that the Noteholders reserve their rights under the Notes, and requested information and documentation to confirm the Company’s compliance with the terms and conditions of the Notes, with a request that the Company provide such information no later than the close of business on September 15, 2022. Collateral Agent further advised the Company of their position that the Company’s failure to respond with the requested information by such date shall constitute an event of default under the Notes.

Section 5(b) under the Notes provides that if any event of default occurs, the outstanding principal amount of the Notes, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder’s election, immediately due and payable in cash at the Mandatory Default Amount (as defined in the Notes) and further that commencing five (5) days after the occurrence of any event of default and that results in the right or automatic acceleration of the Notes, the Notes shall accrue interest at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law. The October Notes were amended pursuant to a Waiver and Amendment, dated June 3, 2022 (the “Waiver and Amendment”).

As of the filing of this Current Report on Form 8-K, the Noteholders have not accelerated payment of the outstanding balances under the Notes and have not informed the Company that the Noteholders intend to accelerate payment of the outstanding balances under the Notes. However, there can be no assurance that the Noteholders will not exercise their rights to accelerate payment of outstanding balances under the Notes.

The foregoing description of the October Notes is not complete and is qualified in its entirety by reference to the full text of the form of the October Notes, a copy of which is filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2021. The foregoing description of the Purchase Agreement, the June Notes and the Waiver and Amendment is not complete and is qualified in its entirety by reference to the full text of the forms of Purchase Agreement, June Notes and Waiver and Amendment, copies of which are filed as Exhibits 10.1, 10.3 and 10.4, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Ryan Drexler
September 16, 2022		Ryan Drexler
Chief Executive Officer